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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Pioneer Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PIONEER COMPANIES, INC.
700 Louisiana Street, Suite 4300
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2007

Pioneer Companies, Inc. will hold its Annual Meeting of Stockholders at the offices of Lionel, Sawyer & Collins, 1700 Bank America Plaza, 300 S. Fourth Street, Las Vegas, Nevada, on Thursday, May 17, 2007, at 9:00 a.m. local time.

We are holding this meeting:

•	to elect six directors to serve until the Annual Meeting of Stockholders in 2008;

•	to consider the ratification of the appointment of Deloitte & Touche LLP as Pioneer’s independent registered public accounting firm for the current year; and

•	to transact any other business that properly comes before the meeting.

Pioneer’s Board of Directors has selected March 30, 2007, as the record date for determining stockholders entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the meeting and number of shares registered in the name of each stockholder will be available for examination by any stockholder at the office of the Secretary of Pioneer, 700 Louisiana Street, Suite 4300, Houston, Texas, during ordinary business hours beginning April 30, 2007, until the date of the meeting.

You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

By Order of the Board of Directors,

Gary L. Pittman
Senior Vice President, Chief
Financial Officer,
Treasurer and Secretary

Dated: April 19, 2007

700 Louisiana Street, Suite 4300
Houston, Texas 77002

GENERAL INFORMATION

What is the purpose of the Annual Meeting?

At the Annual Meeting of the stockholders of Pioneer Companies, Inc. (“Pioneer” or the “Company”), will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, including the election of six directors and ratification of the appointment of our independent auditors. In addition, our management will report on Pioneer’s performance during 2006 and our current operating and financial performance and outlook, and respond to questions from stockholders. Pioneer’s Annual Report for the fiscal year ended December 31, 2006 is being mailed with this Proxy Statement.

The Annual Meeting will be held on May 17, 2007, at the offices of Lionel, Sawyer & Collins, 1700 Bank America Plaza, 300 S. Fourth Street, Las Vegas, Nevada, beginning at 9:00 a.m. local time. The approximate mailing date of this Proxy Statement and the accompanying proxy is April 19, 2007.

Will the directors of the Company attend the meeting?

Our directors are encouraged to attend the Annual Meeting. Last year all of our directors were able to attend the Annual Meeting.

Who is soliciting proxies?

Pioneer is soliciting your proxy on behalf of our Board of Directors (the “Board”). Pioneer is paying the expense of preparing, printing and mailing this Proxy Statement, and we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the Proxy Statement to the beneficial owners of the common stock. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, personal interview or other form of communication by our employees or directors.

Who can vote at the meeting?

Only those who owned Pioneer’s common stock of record at the close of business on the record date, March 30, 2007, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the meeting, or at any postponements or adjournments of the meeting.

What are the voting rights of the Pioneer stockholders?

Each outstanding share of our common stock is entitled to one vote on each matter to be voted on at the meeting. On March 30, 2007, the record date for determining those who are entitled to vote at the meeting, there were a total of 11,840,934 shares of common stock outstanding.

How do I vote?

You may either vote in person at the Annual Meeting or vote by proxy. To vote by proxy, you must:

•	Complete and properly sign and date the enclosed proxy card.

•	Return the proxy card to us in the enclosed self-addressed envelope. We must receive your proxy card not later than the day preceding the Annual Meeting for your proxy to be valid and for your vote to be counted.

If you comply with these instructions, your proxy will be voted as you direct. If your proxy card does not either specify a vote for or withhold authority to vote for a nominee for election as a director, the proxy will be voted for such person. If your proxy card does not specify a vote for or against ratification of the selection of our independent registered public accounting firm, it will be voted for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007.

How do I revoke my proxy?

Each stockholder of the Company has the right to revoke such stockholder’s proxy at any time prior to its exercise. A stockholder who gives a proxy for use at the Annual Meeting can revoke it by providing Gary L. Pittman, our Senior Vice President, Chief Financial Officer, Secretary and Treasurer with notice that the proxy is being revoked, or by submitting a later dated proxy. If you attend the Annual Meeting in person, you can revoke your proxy by voting at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. Abstentions, broker “non-votes” and proxies returned without instructions will be counted as present for purposes of determining whether there is a quorum at the Annual Meeting. The term broker “non-votes” refers to shares held by brokers and other nominees or fiduciaries that are present at the Annual Meeting but are not voted on a particular matter because those persons are precluded from exercising their voting authority because of the matter’s “non-routine” nature.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting by the holders of our common stock. There is no cumulative voting in the election of directors. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote at the meeting to constitute the action of the stockholders. Abstentions and broker “non-votes” will have no effect on the vote for directors. Abstentions and broker “non-votes” will have the effect of a vote against the ratification of the appointment of our independent registered public accounting firm.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of Pioneer’s stock?

The following table shows, as of March 30, 2007, certain information regarding the shares of common stock owned by each person or entity that is known by Pioneer to be the beneficial owner of more than five percent of our common stock. Except as noted, each person or entity has sole voting and investment power over the shares shown in the table.

		Shares
		Beneficially	Percent
Title of Class	Name and Address of Beneficial Owner	Owned	of Class

Common Stock	Gates Capital Management, Inc.(1)	1,621,208	13.7%
	1177 Ave. of the Americas, 32nd Floor
	New York, New York 10036

Common Stock	Barclays Global Investors, N.A.(2)	1,366,912	11.6%
	45 Fremont Street
	San Francisco, California 94105

Common Stock	Hotchkis and Wiley Capital Management, LLC(3)	822,300	7.0%
	725 S. Figueroa Street, 39th Floor
	Los Angeles, California 90017

Common Stock	Mellon Financial Corporation(4)	628,674	5.3%
	One Mellon Center
	Pittsburgh, Pennsylvania 15258

Common Stock	Kingdon Capital Management, LLC(5)	600,000	5.1%
	152 West 57th Street, 50th Floor
	New York, New York 10019

(1)	Based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2007, Gates Capital Management Inc., Gates Capital Partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P., ECF Value Fund International, Ltd., and Jeffrey L. Gates have shared dispositive and voting power over the indicated number of shares.

(2)	Based on a Schedule 13G filed with the SEC on January 23, 2007, Barclays Global Investors, N.A. has sole dispositive power with respect to 1,306,912 shares and sole voting power with respect to 1,303,974 shares.

(3)	Based on an amendment to a Schedule 13G filed with the SEC on February 14, 2007, Hotchkis and Wiley Capital Management, LLC has sole dispositive power over 822,300 shares and sole voting power over 541,000 shares, which shares are owned by various funds for which Hotchkis and Wiley Capital Management, LLC serves as investment advisor.

(4)	Based on an amendment to a Schedule 13G filed with the SEC on February 14, 2007, by Mellon Financial Corporation. The shares are beneficially owned by Mellon Financial Corporation and the following direct and indirect subsidiaries, Mellon Bank, N.A, The Dreyfus Corporation, Franklin Portfolio Associates LLC, Mellon Capital Management Corporation, Mellon Equity Associates, LLP, MMIP, LLC, MBC Investments Corporation, Fixed Income (MA) Trust, and Fixed Income (DE) Trust. Mellon Financial Corporation has sole dispositive power with respect to 618,474 shares, shared dispositive power with respect to 6,500 shares, sole voting power with respect to 567,151 shares and shared voting power with respect to 8,200 shares.

(5)	Based on an amendment to a Schedule 13G filed with the SEC on February 12, 2007, Kingdon Capital Management, LLC and Mark Kingdon have shared dispositive and voting power over the indicated number of shares.

How much stock do Pioneer’s directors and executives own?

The following table shows, as of March 30, 2007, information regarding beneficial ownership of our common stock by our directors and by each executive officer listed in the Summary Compensation Table shown below and by all directors and executive officers as a group. The number of shares beneficially owned by each director or officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual has the sole or shared voting power or investment power and also shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise noted, each person listed below has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares listed.

		Amount and Nature of
		Beneficial Ownership
		Common	Stock
		Stock	Options	Total
		Beneficially	Exercisable	Common
		Owned	Within 60	Stock
		Excluding	Days of	Beneficially	Percent of
Name	Position	Options	Record Date	Owned	Class

Michael Y. McGovern	Chairman of the Board, President and Chief Executive Officer	11,862	25,000	36,862	*
Robert E. Allen	Director	3,048	10,000	13,048	*
Marvin E. Lesser	Director	3,048	29,000	32,048	*
Charles L. Mears	Director	2,048	10,000	12,048	*
Richard L. Urbanowski	Director	2,048	15,000	17,048	*
David A. Scholes	Director and Senior Vice President, Operations	4,526	—	4,526	*
Ronald E. Ciora	Vice President, Business Development and Sales and Marketing	3,291	15,000	18,291	*
Gary L. Pittman	Senior Vice President, Chief Financial Officer, Secretary and Treasurer	4,526	—	4,526	*
Jerry B. Bradley	Vice President, Human Resources	2,304	—	2,304	*
All directors and executive officers as a group (13 persons)		43,784	120,668	164,452	*

*	The beneficial ownership of each of the named individuals and all directors and executive officers as a group in the above table represents less than 1% of the total number of shares which were outstanding as of March 30, 2007.

Change of Control Arrangements

We do not know of any current arrangements, including any pledge of Pioneer securities by any persons that may result in a change of control of Pioneer in the future.

PROPOSAL 1:

ELECTION OF DIRECTORS

Directors Standing for Election

The current term of office of our current directors, Michael Y. McGovern, Robert E. Allen, Marvin E. Lesser, Charles L. Mears, David A. Scholes and Richard L. Urbanowski, expires at the Annual Meeting. All of the directors were elected by the stockholders of the Company at the last Annual Meeting held on May 2, 2006. It is the intention of the Board of Directors that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the election of each of those individuals as directors. If elected, they will hold office for a term continuing until the Annual Meeting of stockholders to be held in 2008 and until their successors are duly elected, or until such director’s earlier resignation or removal.

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any of the six nominees are unable to serve. However, the Board of Directors has no reason to believe that the nominees will be unable to serve if elected. Proxies cannot be voted for a greater number of persons than the six named nominees.

The following table shows information regarding the nominees.

	Served as
	Director of
	the Company	Business Experience
	Continuously	During Past 5 Years
Name and Age	Since	and Other Information

Michael Y. McGovern (55)	2001	Mr. McGovern has been President and Chief Executive Officer of Pioneer since September 2002, and the Chairman of the Board since December 2005. From April 2000 to January 2003, he served as President and Chief Executive Officer as well as a director of Coho Energy, Inc., a publicly-held oil and gas exploitation, exploration and development company. In February 2002, Coho Energy filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. McGovern also serves as a director of GEO Specialty Chemicals, Inc., a specialty chemicals manufacturer.

Robert E. Allen (62)(1)(2)(3)	2006	Mr. Allen is the Managing Director and a founder of Redding Consultants, a management consulting firm started in 1982. Mr. Allen’s prior experience includes serving as Senior Vice President of Emery Worldwide, an overnight airfreight company, where he was responsible for all international operations and U.S. sales and marketing. Mr. Allen also serves as a director of EDO Corporation, a publicly-held defense contractor, and J. Roberts & Son, a private manufacturer of luxury goods based in the UK.

Marvin E. Lesser (65)(1)(2)	2001	Mr. Lesser has been the Managing Partner of Sigma Partners, L.P., a private investment partnership, since 1993, and he has been President of Alpina Management, L.L.C., an investment advisor, since 2000. He is a director of USG Corporation, a manufacturer and distributor of building materials, Golfsmith International Holdings, Inc., a retailer of golf and tennis equipment, apparel and accessories, and St. Moritz 2000 Fund, Ltd., a private investment company.

	Served as
	Director of
	the Company	Business Experience
	Continuously	During Past 5 Years
Name and Age	Since	and Other Information

Charles L. Mears (67)(1)(2)	2004	Mr. Mears retired as Executive Vice President of the chlor-alkali business of Occidental Chemical Corporation, a subsidiary of Occidental Petroleum Corporation, in October 2000, after serving in that position since 1996. He had served in various management positions in that company since 1986, including serving as Senior Vice President of the Industrial Chemicals Division from 1991 until 1996. Mr. Mears began his career with Diamond Shamrock Corporation in 1965, where he held various management positions. He currently serves as a director of KMG Chemicals, Inc., a publicly-held specialty chemicals manufacturer.

David A. Scholes (61)	2005	Mr. Scholes has served as our Senior Vice President, Operations since May 2006. From March 2001 to May 2006 he was our Vice President, Manufacturing. From January 1997 to March 2001, he was our Vice President, Manufacturing — U.S., and Vice President, Manufacturing of the Company’s domestic subsidiary. Prior to 1997, he was manager of Occidental Chemical Corporation’s Houston chemical complex. Mr. Scholes as been involved in chlor-alkali manufacturing since 1976. Mr. Scholes was an executive officer of Pioneer in July 2001 when the petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code was filed.

Richard L. Urbanowski (70)(1)(2)	2005	Mr. Urbanowski retired in 1998 as President and Chief Operating Officer of ISK Biosciences Corporation, a specialty chemicals manufacturer and marketer of crop protection chemicals and wood preservative products. Mr. Urbanowski began his career with Diamond Alkali Company in 1958, where he held various positions in research and development, engineering, operations, and domestic and international business management. He is currently a director of KMG Chemicals, Inc., a publicly-held specialty chemicals manufacturer.

(1)	Member of Audit Committee.

(2)	Member of Governance and Compensation Committee.

(3)	Member of Strategy Committee.

The Board of Directors recommends that you vote “FOR” election of each nominee listed above. Each properly submitted proxy card will be so voted unless the stockholder submitting such proxy card specifies otherwise.

* * * * * * * * * * * * * * * * * * * *

How is our Company governed?

In accordance with the provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws, our business, property and affairs are managed by or under the direction of the Board of Directors. The Board of Directors has determined that all of the directors other than Mr. McGovern, who is our President and Chief Executive Officer, and Mr. Scholes, who is our Senior Vice President, Operations, are independent directors, as defined by Rule 10A-3 under the Securities Exchange Act of 1934 and Rule 4200(a)(15)

of the NASD Marketplace Rules. In making this determination, the Board considered transactions and relationships between each director or his immediate family and the Company and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. There are no family relationships between any of the nominees, directors and executive officers.

We have adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of our directors, officers and employees, including our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, our Vice President and Controller, and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Ethics Code covers various topics, including conflicts of interest, confidentiality of information, and compliance with laws and regulations. We also have adopted a Policy on the Prevention of Insider Trading and Misuse of Confidential Information that also applies to all of our directors, officers and employees. The Policy is designed to prevent the trading of our common stock by any person who may be in possession of material non-public information. Copies of the Ethics Code are available to stockholders and others on our website, at www.piona.com, and will also provide a printed copy free of charge upon request. We intend to disclose on our website any waivers or amendments to the Ethics Code within five business days of such action. The information contained on or accessible from our website does not constitute a part of this Proxy Statement and is not incorporated herein by reference.

How often did the Board meet during 2006?

The Board of Directors met eight times during 2006 and acted by unanimous written consent three times. Each of the persons serving as a director in 2006 attended all of the Board and Board committee meetings held during the period of their service on the Board and Board committees during 2006.

What is Pioneer’s policy with respect to the directors’ attendance at Board meetings?

We expect each director to make every effort to attend each Board meeting and each meeting of any Board committee of which he is a member. Attendance at Board and Board committee meetings is strongly encouraged.

How can I communicate with directors?

If you would like to communicate with our Board of Directors or any individual director, you may write to Gary L. Pittman, our Senior Vice President, Chief Financial Officer, Secretary and Treasurer. Your letter should indicate that you are a stockholder. Depending on the subject matter, Mr. Pittman will forward the communication to the director or directors to whom it is addressed; attempt to handle the matter directly, by providing any requested information or resolving any problem that is identified; or not forward a communication that is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each meeting of the Board of Directors, Mr. Pittman will provide a summary of all communications received since the last meeting that were not forwarded, and provide to the directors any such communications upon request. Communications from an officer or director of Pioneer will not be viewed as security holder communications for purposes of this procedure. Communications from an employee or agent of Pioneer will be viewed as security holder communications for purposes of this procedure only if those communications are made solely in such employee’s or agent’s capacity as a security holder.

How are directors compensated?

Each of our non-employee directors is paid a retainer of $46,000 per year as well as per-meeting fees of $1,500 for attendance at meetings of the Board of Directors. The Chairman of the Audit Committee of our Board of Directors is paid an additional annual retainer of $15,000, and the Chairmen of the Governance and Compensation Committee, the Strategy Committee and any other permanent committees that may be established by our Board of Directors are each paid an additional annual retainer of $10,000. Each member of a Board committee is paid a per-meeting fee of $1,500 for attendance at meetings of such committee. A non-employee director that provides additional services on behalf of the Board or any committee thereof is paid a fee of $1,500 for each day that such services are provided; provided that, services performed on behalf of the Board must be approved by a majority of the remaining directors and services performed on behalf of a committee must be approved by the committee chairman and the Chairman of the Board. Each of our non-employee directors also receive a stock grant for each year of service equal to $60,000 divided by the price of Pioneer’s common stock on December 15 of such year (or the next business day if December 15 is not on a business day), with such grant being prorated if a director has served for less than the full year. For further information regarding non-employee director compensation, see “2006 Non-Employee Director Compensation” beginning on page 21.

What committees has the Board established?

Currently the Board has three standing committees: the Audit Committee, the Governance and Compensation Committee and the Strategy Committee. Only independent directors serve as members of those committees. From November 2005 to March 2006, the Board established a temporary Selection Committee to select a new Chief Executive Officer, but this committee was discontinued in March 2006 when Mr. McGovern, at the request of the Board, determined that he would continue as the Chairman, President and Chief Executive Officer of the Company.

Audit Committee.  The Audit Committee is composed of Messrs. Allen, Lesser, Mears and Urbanowski, and is chaired by Mr. Lesser. The Board of Directors has determined that all of the members of the Audit Committee meet the independence standards established by Rule 10A-3 under the Securities Exchange Act of 1934 and Rule 4200(a)(15) of the NASD Marketplace Rules, and that Messrs. Lesser and Allen are each an audit committee financial expert, as defined in Item 401(h) of Regulation S-K as adopted by the SEC. Relevant experience of Messrs. Lesser and Allen is provided in their biographical information on page 5 of this Proxy Statement.

The Audit Committee has a charter adopted by Pioneer’s Board of Directors that is available on our website, at http://www.piona.com/investors/cg/default.asp. The Audit Committee selects Pioneer’s independent registered public accounting firm, monitors its performance, reviews all reports submitted by it and assists the Board in its oversight of the integrity of Pioneer’s financial reporting process and adequacy of its systems of internal control. As part of its duties, the Audit Committee also reviews all accounting and financial reports that we issue. During 2006, the Audit Committee met five times and acted by unanimous written consent three times.

Audit Committee Report

The Audit Committee of the Board of Directors of Pioneer assists the Board in monitoring (1) the integrity of the financial statements of Pioneer, (2) the compliance by Pioneer with legal and regulatory requirements, and (3) the independence, qualifications and performance of Pioneer’s independent registered public accounting firm.

Review with Management.  The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the audited consolidated financial statements for the year ended December 31, 2006 and management’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Discussions with Independent Registered Public Accounting Firm.  The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with that firm its independence from Pioneer. In connection therewith, the Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence.

Recommendation to the Pioneer Board of Directors.  Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2006.

THE AUDIT COMMITTEE

Marvin E. Lesser, Chairman
Robert E. Allen
Charles L. Mears
Richard L. Urbanowski

This report by the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.

Governance and Compensation Committee.  The Governance and Compensation Committee is composed of Messrs. Allen, Lesser, Mears and Urbanowski, and is chaired by Mr. Urbanowski. The Governance and Compensation Committee met five times during 2006 and acted by unanimous written consent two times. The Governance and Compensation Committee has a charter which is available on our website, at http://www.piona.com/investors/cg/default.asp.

The Governance and Compensation Committee establishes the level of compensation to be paid to our officers and administers other compensation programs that may be established from time to time. The Governance and Compensation Committee also performs the functions of a nominating committee. The Governance and Compensation Committee believes that a nominee for election to the Board of Directors must have qualifications that may be useful to Pioneer, as well as the highest personal and professional ethics. The Governance and Compensation Committee evaluates a number of factors when considering a candidate for director, including the person’s relevant business experience; judgment, skill, integrity and reputation; independence from management; potential conflicts of interest with other pursuits; and willingness to devote the required amount of time to our affairs. When considering whether an incumbent director will be nominated for re-election, the Governance and Compensation Committee also considers the individual’s performance on the Board of Directors.

The Governance and Compensation Committee works in conjunction with the Board on an annual basis to determine the skills and characteristics required for the Board relative to those actually represented on the Board with the objective of having a Board with diverse backgrounds and experience. In such process, the Governance and Compensation Committee will identify any needs to add a new board member who meets specific criteria or to fill a vacancy on the Board. If a need is identified, the Governance and Compensation Committee will initiate a search and screening process seeking input from other Board members and hire a search firm, if deemed necessary or advisable. The Governance and Compensation Committee will also consider recommendations for nominees for directorships as submitted by stockholders. The Chairman of the Board and all members of the Governance and Compensation Committee will interview prospective candidates that meet the specific criteria and otherwise qualify for membership on the Board. The candidates proposed by the Governance and Compensation Committee are nominated by the full Board or, if one or more vacancies exist, elected by the Board to fill the vacancies. The Governance and Compensation Committee has recommended to the Board, and the Board has nominated, the six individuals listed in Proposal 1. “Election of Directors” for election as directors at the Annual Meeting. Each of the director nominees is presently one of the Company’s directors and was elected by the stockholders at the 2006 annual meeting.

The Governance and Compensation Committee’s policy is to consider candidates recommended by stockholders on the same basis as other candidates, provided the recommended candidate meets all of the minimum requirements and qualifications for being a director as specified in the Governance and Compensation Committee’s Charter. Any such recommendations should include the candidate’s name and qualifications for Board membership and should be sent in writing to Gary L. Pittman, Pioneer’s Senior Vice President, Chief Financial Officer, Secretary and Treasurer, at 700 Louisiana Street, Suite 4300, Houston, Texas 77002.

Strategy Committee.  Mr. Allen is the sole member of the Strategy Committee. The Strategy Committee is deemed to have met when substantive strategy issues are addressed in a meeting with management or others. The Strategy Committee had five meetings during 2006. The Strategy Committee has a charter adopted by the Board that is available on our website, at http://www.piona.com/investors/cg/default.asp. The purpose, duties and responsibilities of the Strategy Committee are: (i) to oversee the process used by our management to develop strategic options and prepare a business plan with the long term goal of maximizing stockholder value; (ii) to oversee our use of internal resources and external consultants to develop and implement our strategic options and business plan; (iii) to oversee the implementation and execution of the strategy and business plan after they are developed; and (iv) to periodically evaluate and assess our strategy and business plan against the long-term goal of maximizing stockholder value.

Selection Committee.  The Board established the Selection Committee in November 2005 after it was announced that our Chief Executive Officer, Michael Y. McGovern, would leave the Company in 2006 after a successor could be found. This committee was established as a temporary committee whose purpose was to select a new CEO. In March 2006, the Selection Committee was discontinued when Mr. McGovern, at the unanimous request of the other members of the Board, agreed to continue his service in his current positions. The Selection Committee was composed of Messrs. Allen, Lesser, Mears and Urbanowski, and was chaired by Mr. Lesser. The Selection Committee did not have a charter because it had a narrowly defined purpose. The Selection Committee met four times in 2006 before it was discontinued.

COMPENSATION DISCUSSION AND ANALYSIS

Our Governance and Compensation Committee (the “Compensation Committee”) is responsible for, among other things, (i) establishing the goals and objectives of our executive compensation plans, (ii) establishing the executive compensation plans in light of those goals, and (iii) evaluating the annual performance of our Chief Executive Officer and our other officers, and reviewing and approving their compensation in light of such performance.

Compensation Goals and Objectives

Our executive compensation programs are designed to:

1. Align executive performance with the long-term interests of the Company and its stockholders, and focus our executives on creating stockholder value.

2. Motivate our executives to achieve high standards of job performance, both on a short-term and long-term basis.

3. Attract, develop and retain key executives who are critical to our long-term success.

Challenges and History of our Compensation Programs

Our executive compensation programs need to be discussed in the context of our industry and recent corporate history. We sell commodity chemicals, for which the demand and market prices are highly cyclical, and our historical financial results have reflected the cyclical nature of the chlor-alkali industry. Accordingly, our financial performance is driven by product prices and energy costs, which in turn are driven by factors beyond our control. This makes it challenging to design a compensation program that will motivate our executives to create value for our stockholders during both upturns and downturns in our industry.

We believe that maximization of cash flow is critical to the creation of value for our stockholders. The primary financial measurement that we use to manage our business is earnings before interest, taxes, depreciation and amortization, which is commonly referred to as “EBITDA.” While some impacts on EBITDA are mostly beyond the control of executives, such as product prices and power costs, the performance of our executives and employees can still have a material effect on our EBITDA. We also review our use of funds for capital expenditures, and especially large projects such as the recently announced expansion of our St. Gabriel plant, based on estimates of the potential future impact on our EBITDA. Accordingly, EBITDA is the primary financial measurement used in our executive compensation programs. Please be aware that EBITDA is a non-GAAP measurement of our financial performance.

From 2002 to 2005, our incentive programs included only (i) an annual cash bonus program based solely on the Company reaching a pre-specified EBITDA threshold (excluding extraordinary items), and (ii) the grant of stock options as a long-term incentive. After we emerged from bankruptcy at the end of 2001, we were heavily in debt, had limited cash flow and had a very uncertain future due to an industry downturn and other previously reported challenges. We believe that our incentive programs properly focused management during this difficult period and were one of the reasons for our successful financial performance during the past two years. From 2002 to 2005, we issued a substantial portion of the 1,000,000 authorized options under our 2001 Employee Stock Option Plan, which left only 86,338 options available for issuance at the start of 2006. In response, as described in more detail below, our Board of Directors recommended, and our stockholders subsequently approved at our 2006 annual stockholders meeting, an amendment and restatement of this plan to increase the number of shares available for issuance to 2,000,000.

In 2006, the Compensation Committee designed and implemented the compensation program described below. They recognized that we had substantially completed our financial turnaround after bankruptcy and needed a new compensation program to properly attract, retain and motivate our executives and employees, and align their interests with increasing long-term stockholder value. The Compensation Committee hired Mercer Human Resource Consulting, Inc. (“Mercer”) to assist in designing the compensation program described below. In this assignment, the Compensation Committee approved both the scope of Mercer’s work and its fees. The Compensation Committee did not use benchmarking against a specific set of peer companies, but Mercer did provide more general compensation surveys for manufacturing companies of similar size to us.

In the first quarter of 2006, the Compensation Committee developed an overall compensation strategy. Management and Mercer then worked within the parameters set by the Compensation Committee to develop the details of the program, including which executives and key employees would participate in each component of the program and the levels of participation. The Compensation Committee provided oversight and final approval of the 2006 compensation program.

The compensation program implemented in 2006 will continue to evolve as the Compensation Committee and management evaluate its effectiveness in achieving the stated goals of the program. The Compensation Committee makes this evaluation in the first quarter of each year, in conjunction with establishing each component of the compensation program for the following year. In the first quarter of 2007, the Compensation Committee established the compensation program for 2007, which will include the same components as described below for 2006. In addition, the Compensation Committee plans to establish a separate component of our compensation program for the group of our management team dedicated to the St. Gabriel expansion project, which will be designed to focus the team on completing the St. Gabriel project on time and within budget.

Our 2006 Executive Compensation Programs — Four Components

As discussed above, management believes that EBITDA is the most important economic indicator of our performance. Accordingly, our compensation programs are designed to focus our executives and employees on our EBITDA, since we believe this provides an objective measure for our performance.

Our Board of Directors and management, however, recognized that the primary focus on yearly EBITDA does not properly emphasize our need to develop and implement a long-term business plan and strategy. Accordingly, our 2006 compensation programs shifted the almost exclusive focus on short-term EBITDA to include our long-term strategy. Our 2006 programs were also designed to motivate our executives to achieve high standards of individual job performance, both on a short-term and long-term basis, and to encourage retention.

A.	Salary

Our goal was for our executives’ base salaries to be at the mid-point based on the salary surveys that we received from Mercer for manufacturing companies of similar size, but allowing for adjustment to account for an individual’s experience level and performance. Salaries are reviewed each year in an effort to be competitive with other similar employers in each of the geographic areas where our offices are located. Set forth below is a table showing the base salaries of our named executive officers in 2006 and increases made in 2007:

		Increased Salary 2007
Name	2006 Base Salary	(effective 3/1/07)

Michael Y. McGovern	$550,000	$600,000
Gary L. Pittman	275,000	286,000
David A. Scholes	275,000	286,000
Ronald E. Ciora	250,000	260,000
Jerry B. Bradley	200,000	210,000

B.	2006 Profit Sharing Plan

All of our employees are eligible to participate in our Profit Sharing Plan, including the named executives. Under the Profit Sharing Plan, if a specified target EBITDA is reached for the year, then the non-union participants are paid a bonus equal to 10% of their base earnings, and union participants are paid a bonus equal to 5% of their base earnings. The Profit Sharing Plan is designed to educate and focus our employees on the importance of EBITDA to the Company. We do not publicly disclose our targeted levels of EBITDA for the Profit Sharing Plan because that information constitutes confidential commercial or financial information, the disclosure of which we believe would cause us competitive harm. In 2006, we exceeded the EBITDA threshold for the year and the Profit Sharing Plan paid out an aggregate of approximately $2.6 million to all participants, which included 10% of base salaries to each of the named executive officers.

The Compensation Committee reviews and sets the EBITDA threshold in the first quarter of each year based on its assessment of a minimum threshold of EBITDA needed to comfortably fund our ongoing operations, needed capital expenditures and payments on outstanding indebtedness at any time in the market cycle for our products. The Compensation Committee believes it is important to have a relatively constant EBITDA threshold each year, without regard to the market cycle for our products, but reviews this threshold at the beginning of each year to account for changes in our operations due to major capital expenditures. In the first quarter of 2007, the Compensation Committee decided to maintain in 2007 the same EBITDA threshold used for 2006. In some years, it may be relatively easy for the participants in the plan to achieve the EBITDA threshold, but in other years, it may be more challenging to achieve the threshold amount, depending on the market cycle during that year.

C.	2006 Management Incentive Plan

The Management Incentive Plan (“MIP”) pays a cash payment to the participants based on both our EBITDA for the year and the individual performance of each participant. The MIP included our executive officers and certain key employees. Under the MIP, a target award pool was established based on a specified percentage of each participant’s base salary (ranging from 10% to 60%), with the percentage based on the participant’s level of responsibility and opportunity to contribute to our success. The maximum payment for any participant may not exceed 150% of the participant’s bonus target.

Under the MIP, we were required to achieve a targeted EBITDA level for 2006 for a 100% payout of the award pool. Further, there would be no payment under the MIP unless our EBITDA for the year was at least 80% of the targeted EBITDA, with the aggregate award pool being proportionately decreased to the extent that the EBITDA was less than 100%, but more than 80%, of the target. The targeted EBITDA level was based on our business plan established at the beginning of the year, which was substantially higher than the level set for the Profit Sharing Plan. This EBITDA level was intended to be a reasonable, but more challenging target for us to achieve. We do not publicly disclose our targeted levels of EBITDA for the MIP because we believe that information constitutes confidential commercial or financial information, the disclosure of which would cause us competitive harm.

We exceeded the targeted EBITDA level in 2006, which excluded the impact of three real property sales in 2006. Since we exceeded the targeted EBITDA level for 2006, the full amount of the award pool was available for distribution to the participants.

In February 2007, the performance of each participant was assessed by the Company’s CEO and management team, and the CEO’s performance was assessed by the Compensation Committee. This assessment was based on the level of individual achievement of specified goals. Based on this assessment, each participant was designated a “performance factor” expressed as a percentage, which was multiplied by the original targeted percentage of that participant’s base salary. The Compensation Committee reviewed and approved the aggregate distribution and the individual awards to each of our executive officers. The payments under the MIP for our named executive officers ranged from 110% to 115% of the original targeted amounts.

The MIP is designed to focus our executives as a group on our annual EBITDA, as well as the individual performance of each executive based on specified goals. In addition, the MIP also provides a short-term retention incentive since the participant must be employed at the time of the payment.

D.	2006 Long-Term Incentive Program

In 2006, the Board of Directors and our stockholders approved the 2006 Stock Incentive Plan (“2006 Plan”), which amended and restated our existing 2001 Employee Stock Option Plan (“2001 Plan”). Prior to approval of the 2006 Plan, there were only 86,338 shares available for issuance under the 2001 Plan, which were not sufficient for any meaningful equity program. Under the 2006 Plan, an additional 1,000,000 shares were authorized for issuance. In addition, the 2001 Plan had allowed for only the issuance of stock options. Under the 2006 Plan, the Compensation Committee has the authority to award stock options, restricted stock, stock appreciation rights, restricted stock units, stock bonuses and performance shares. This greatly increases the flexibility of the Compensation Committee to award other forms of equity incentive compensation in addition to stock options. The 2006 Plan also provides that all awards will have a minimum vesting period of three years with the following exceptions: (i) the minimum vesting period may be one year if the vesting of an award is conditioned upon meeting performance criteria, (ii) an award may provide for accelerated vesting arising upon death, disability, or a Change in Control, as defined in the 2006 Plan, and (iii) no minimum vesting period is required for awards to non-employee directors, since our practice has been to make awards for prior periods of service.

The 2006 Long-Term Incentive Program (“LTI”), which provides for equity awards pursuant to the 2006 Plan, included all of the Company’s executive officers and certain key employees. Under the LTI, a target amount for each participant was determined using a specified percentage of the participant’s base salary (ranging from 20% to 60%), with the percentage based on the participant’s level of responsibility and opportunity to contribute to the Company’s success.

At the end of 2006, the Company’s CEO assessed each participant’s performance, and the Compensation Committee assessed the CEO’s performance. These assessments were based on the level of individual achievement of that individual’s specified goals. Based on this assessment, each participant was designated a “performance factor” expressed as a percentage, which was multiplied by the original targeted percentage of that participant’s base salary. The Compensation Committee reviewed and approved the aggregate distribution and the individual awards to each of our executive officers.

When the Compensation Committee originally adopted the LTI in May 2006, it planned to make the LTI awards using 70% restricted stock and 30% options. In March 2007, however, the Compensation Committee determined that the awards under the LTI would be made solely in restricted stock. This decision was based on the Compensation Committee’s determination that given the cyclicality of our business, restricted stock would provide the proper incentive to our management to preserve capital as well as to achieve stock appreciation, which better aligns the interests of management with our stockholders.

The grants of restricted stock under the LTI have a vesting period of three years from the date of grant, with the vesting to occur in three equal annual increments on each anniversary date of the grant date. The Compensation Committee believes that the three-year vesting promotes the long-term retention goal of the compensation program.

The resulting compensation amount for each LTI participant was divided by the closing price of the Company’s common stock on the first trading day after the date on which the Company filed its Form 10-K for the year ending December 31, 2006, or March 16, 2007. This determined the number of shares of restricted stock issued to each participant. The awards for 2006 under the LTI to the named executive officers are set forth below:

		No. of Shares of
	Value of Grant	Restricted Stock*
Name	($)	(#)

Michael Y. McGovern	$313,500	10,862
Gary L. Pittman	130,625	4,526
David A. Scholes	130,625	4,526
Ronald E. Ciora	95,000	3,291
Jerry B. Bradley	66,500	2,304

*	The value of any fractional shares was issued in cash.

While the grants of restricted stock under the LTI were for 2006 performance, the shares were issued in March 2007 and the expense related to their issuance will not occur until they vest, in accordance with applicable accounting rules. Accordingly, since the grants vest over three years and none of these shares will vest until March 2008, the value of these grants are not reflected in the Summary Compensation Table for the named executive officers, in accordance with applicable SEC rules. There were no grants of stock options or other equity to the named executive officers in 2006.

CEO Compensation

In November 2005, we disclosed that Michael Y. McGovern, our Chairman, President and CEO, had expressed his desire to leave the Company in 2006 after a successor could be identified and hired. The Board of Directors established a committee of independent directors, and retained an executive search firm, to find a successor. In March 2006, at the unanimous request of the other members of the Board that Mr. McGovern reconsider his earlier decision, he agreed to remain as our Chairman, President and CEO. In May 2006, we entered into a new employment agreement with Mr. McGovern.

In connection with the negotiations for the new employment agreement, the Compensation Committee considered the range of compensation that its executive search firm had advised would be needed to find a suitable successor to Mr. McGovern and compensation surveys from its outside compensation consultant, Mercer. The employment agreement provided for an annual base salary of $550,000, which was an increase from his prior salary of $450,000 that had not increased since 2002 when Mr. McGovern initially was hired as President and CEO. In addition, the agreement provided that Mr. McGovern would have (i) an annual incentive opportunity to earn a profit sharing payment of up to 10% of his base salary, (ii) an annual incentive opportunity to earn a performance bonus up to 60% of his base salary, and (iii) a long term incentive award of up to 60% of his base salary using a combination of stock options and/or performance or restricted stock grants. His agreement also provides for the possibility of additional compensation if Mr. McGovern contributes to a positive fundamental change in the business or operations of the Company.

In 2006, Mr. McGovern received his profit sharing payment equal to 10% of his base salary, or $51,667. He also participated in the 2006 MIP with a targeted level of 60% of his base salary, and received $362,093, or 110% of his original targeted amount. Finally, he participated in the 2006 LTI with a targeted level of 60% of his base salary, and was assessed an award value of $313,500, or 95% of his original targeted amount. Accordingly, Mr. McGovern was issued 10,862 shares of restricted stock in March 2007 under the LTI. In the first quarter of 2007, in connection with the Compensation Committee’s annual salary review for our officers, Mr. McGovern’s base salary was increased to $600,000, effective March 1, 2007.

Mr. McGovern’s employment agreement also provides that if the Company terminates Mr. McGovern for any reason other than cause (as defined), or his employment is constructively terminated, or if his employment is terminated for any reason after a change in control of the Company, any long term incentive awards would immediately vest, and he would receive (i) a lump sum payment equal to two times his base salary, (ii) a prorated portion of his annual performance bonus and the profit sharing plan payment for the year in which the termination occurs, and (iii) any unpaid performance bonus or profit sharing plan payment for the prior fiscal year. In addition, if the Company terminates Mr. McGovern for any reason other than cause, or his employment is constructively terminated, he and his dependents will be entitled to health and life insurance coverage until Mr. McGovern qualifies for Medicare, provided that he pay the annual premium charged by the Company for coverage under its health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986.

Report of the Governance and Compensation Committee

The Governance and Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Governance and Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 Proxy Statement and its Annual Report on Form 10-K for 2006. This report is provided by the following independent directors, who comprise the Governance and Compensation Committee:

GOVERNANCE AND COMPENSATION COMMITTEE

Richard L. Urbanowski, Chairman
Robert E. Allen
Marvin E. Lesser
Charles L. Mears

Compensation Committee Interlocks and Insider Participation

None of the current members of the Governance and Compensation Committee during fiscal 2006 was an officer or employee of the Company or any of its subsidiaries in 2006 nor was any member formerly an officer or employee of the Company or any of its subsidiaries. During 2006, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or another entity, one of whose executive officers served on the Governance and Compensation Committee of the Company, (ii) a director of another entity, on of whose executive officers served on the Governance and Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

SUMMARY COMPENSATION TABLE FOR 2006

The following table provides information for 2006 with respect to the compensation of Pioneer’s President and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the three other most highly paid executive officers and two other persons who served as an executive officer during some portion of 2006, but were not executive officers at the end of the year:

							Change in
						Non-Equity	Pension	All Other
Name and				Stock	Option	Incentive Plan	Value	Compensation
Principal Position	Year	Salary	Bonus	Awards	Awards (5)	Compensation (6)	(7) (8)	(9) (10)	Total

Michael Y. McGovern(1)	2006	$516,667	$—	$—	$—	$413,760	$627	$176,276	$1,107,330
President and Chief Executive Officer
Gary L. Pittman	2006	275,000	—	—	—	163,285	224	19,800	458,309
Senior Vice President, Chief Financial Officer, Secretary and Treasurer
David A. Scholes	2006	275,000	—	—	—	163,285	8,678	19,800	466,763
Senior Vice President, Operations
Ronald E. Ciora(2)	2006	250,000	—	—	59,046	140,500	—	25,800	475,346
Vice President, Business Development and Sales and Marketing
Jerry B. Bradley	2006	200,000	—	—	—	96,808	9,031	18,000	323,839
Vice President, Human Resources
Charles W. Whitlock(3)	2006	176,250	75,000	—	—	—	—	399,321	650,571
Vice President, Sales and Marketing
Kent R. Stephenson(4)	2006	30,600	—	—	—	—	5,280	286,655	322,535
Vice President, General Counsel and Secretary

(1)	Prior to May 2, 2006, Mr. McGovern’s annual salary was $450,000. Effective May 2, 2006, we entered into a new employment agreement with Mr. McGovern which increased his annual salary to $550,000.

(2)	Mr. Ciora served as Vice President, Sales and Marketing until May 2006, and from September 2006 to April 2007. He also became Vice President, Business Development in May 2006, and continues to serve in this position.

(3)	Mr. Whitlock served as Vice President, Sales until May 2006, and then served as Vice President, Sales and Marketing until his termination in September 2006. Mr. Whitlock was paid a hiring bonus of $75,000 in January 2006.

(4)	Mr. Stephenson served as Vice President, General Counsel and Secretary until his resignation effective January 31, 2006.

(5)	Option awards reflect the amount of compensation expense recognized in Pioneer’s financial statements for the year ended December 31, 2006 for applicable stock options, as required by Statement of Financial Accounting Standards 123R Share Based Payments. The compensation expense for Mr. Ciora is related to stock option compensation recognized for financial statement reporting purposes in 2006, disregarding estimated forfeitures. The assumptions used in calculating this grant date fair value are set forth in Note 6 in our audited consolidated financial statements to our Annual Report on Form 10-K for the year ended December 31, 2006.

(6)	The non-equity incentive plan compensation included payments under the Management Incentive Plan and the Profit Sharing Plan, as follows:

(i)	Management Incentive Plan: Michael Y. McGovern ($362,093), Gary L. Pittman ($135,785), David A. Scholes ($135,785), Ronald E. Ciora ($115,500) and Jerry B. Bradley ($76,808).

(ii)	Profit Sharing Plan: Michael Y. McGovern ($51,667), Gary L. Pittman ($27,500), David A. Scholes ($27,500), Ronald E. Ciora ($25,000) and Jerry B. Bradley ($20,000).

(7)	Mr. Ciora’s pension value decreased by $11,371 due to his continuous employment after the age of 62, reflecting one year less of expected pension benefits, and an increase in the discount rate from 5.5% at December 31, 2005 to 5.75% at December 31, 2006.

(8)	Change in Pension Value reflects the change in the actuarial present value of the accumulated benefit under Pioneer’s defined benefit pension plans from December 31, 2005 to December 31, 2006.

(9)	All other compensation included the following for each officer:

(i)	Michael Y. McGovern’s other compensation included Company contributions of $16,500 to a qualified defined contribution plan and $3,300 to a 401(k) plan, a housing allowance of $18,651 for the rental of an apartment in Houston, Texas for the first seven months of 2006, and relocation benefits of $137,825 for his move to Houston, Texas. In connection with Mr. McGovern’s move to Houston, Texas, the Company purchased Mr. McGovern’s house in Dallas, Texas, and later resold the house for a loss of $20,000 (before brokerage commission and closing costs which are reflected in the relocation benefit disclosure above).

(ii)	Gary L. Pittman, David A. Scholes and Ronald E. Ciora’s other compensation included Company contributions of $16,500 to a qualified defined contribution plan and $3,300 to a 401(k) plan. Jerry B. Bradley’s other compensation included Company contributions of $15,000 to a qualified contribution plan and $3,000 to a 401(k) plan. Mr. Ciora also receives a car allowance of $6,000 which is included in other compensation.

(iii)	Charles W. Whitlock’s other compensation included a severance payment equal to one-year of salary, or $235,000, relocation benefits of $145,953 for Mr. Whitlock’s move to Houston, Texas, and a tax gross-up payment of $18,368 for the taxable portion of Mr. Whitlock’s relocation benefits.

(iv)	Kent R. Stephenson’s other compensation included a severance payment equal to one year of his base salary, or $190,944, $95,472 for his consulting services, which he provided for six months following his resignation, and a 401(k) Company contribution of $239.

(10)	Under the Company’s qualified defined compensation plan for U.S. based employees, the Company contributes 5% of an employee’s compensation for employees under the age of 45, and 7.5% of an employee’s compensation for employees 45 or older, in each case up to a maximum of $220,000 of compensation. Under the Company’s 401(k) plan for U.S. based employees, the Company in 2006 matched 25% of the first 6% of an employee’s contribution.

GRANTS OF PLAN-BASED AWARDS FOR 2006

						All Other	All Other
						Stock	Option
						Awards:	Awards:		Grant Date
		Estimated Possible Payouts				Number of	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive		Estimated Future Payouts Under		Shares of	Securities	Base Price	of Stock
	Grant	Plan Awards		Equity Incentive Plan Awards		Stock or	Underlying	of Option	and Option
Name	Date	Target(1)(2)	Maximum(1)(2)	Target	Maximum	Units	Options	Awards	Awards

Michael Y. McGovern:
Management Incentive Plan	N/A	$330,000	$495,000	$—	$—	—	—	$—	$—
Profit Sharing Plan	N/A	55,000	55,000	—	—	—	—	—	—
Gary L. Pittman:
Management Incentive Plan	N/A	123,750	185,625	—	—	—	—	—	—
Profit Sharing Plan	N/A	27,500	27,500	—	—	—	—	—	—
David A. Scholes:
Management Incentive Plan	N/A	123,750	185,625	—	—	—	—	—	—
Profit Sharing Plan	N/A	27,500	27,500	—	—	—	—	—	—
Ronald E. Ciora:
Management Incentive Plan	N/A	100,000	150,000	—	—	—	—	—	—
Profit Sharing Plan	N/A	25,000	25,000	—	—	—	—	—	—
Jerry B. Bradley:
Management Incentive Plan	N/A	70,000	105,000	—	—	—	—	—	—
Profit Sharing Plan	N/A	20,000	20,000	—	—	—	—	—	—
Charles W. Whitlock
Management Incentive Plan	N/A	—	—	—	—	—	—	—	—
Profit Sharing Plan	N/A	—	—	—	—	—	—	—	—
Kent R. Stephenson
Management Incentive Plan	N/A	—	—	—	—	—	—	—	—
Profit Sharing Plan	N/A	—	—	—	—	—	—	—	—

(1)	Amounts reflect the target payment level and the maximum payment level under our annual Management Incentive Plan and Profit Sharing Plan. See the Summary Compensation Table for 2006 under the column entitled “Non-Equity Incentive Plan Compensation” for the actual payments under these plans.

(2)	See discussion of the Management Incentive Plan and Profit Sharing Plan under the Compensation Discussion and Analysis section of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2006

	Option Awards					Stock Awards
Equity
								Incentive	Equity
								Plan	Incentive Plan
			Equity					Awards:	Awards:
			Incentive Plan					Number of	Market or
			Awards:				Market	Unearned	Payout Value
	Number of	Number of	Number of			Number of	Value of	Shares,	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	(#)

Michael Y. McGovern	25,000	—	—	$4.00	09/17/2012	—	—	—	—
Gary L. Pittman	—	—	—	—	—	—	—	—	—
David A. Scholes	—	—	—	—	—	—	—	—	—
Ronald E. Ciora(1)	15,000	15,000	—	$8.28	08/26/2014	—	—	—	—
Jerry B. Bradley	—	—	—	—	—	—	—	—	—
Charles W. Whitlock	—	—	—	—	—	—	—	—	—
Kent R. Stephenson	—	—	—	—	—	—	—	—	—

(1)	At December 31, 2006, Mr. Ciora had 15,000 options which were vested, and an additional 15,000 which were not vested in connection with an original grant on August 26, 2004. The 15,000 unvested options will fully vest on August 26, 2007.

PENSION BENEFITS FOR 2006

		Number of	Present Value
		Years	of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service(1)	Benefits	Fiscal Year

Michael Y. McGovern	Retirement Plan	1.4	$30,976	$—
Gary L. Pittman	Retirement Plan	1.4	23,919	—
David A. Scholes	Retirement Plan	7.2	216,764	—
	Supplemental Retirement Plan	7.2	17,002	—
Ronald E. Ciora	Retirement Plan	8.3	237,750	—
Jerry B. Bradley	Retirement Plan	8.3	234,385	—
	Supplemental Retirement Plan	8.3	14,230	—
Charles W. Whitlock	Retirement Plan	—	—	—
Kent R. Stephenson	Retirement Plan	10.3	192,557	—
	Supplemental Retirement Plan	10.3	4,426	—

(1)	The number of years of credited service under the retirement plan and supplemental retirement plan (as applicable) for each participant as noted in the table above is less than actual years of service of employment with the Company, as a result of the freezing of the plans in February 2004.

Participants in our tax qualified pension plan participate in a traditional average final-pay plan and may also receive benefits under our supplemental benefit retirement plan. The Internal Revenue Code of 1986, as amended (the “Code”), places certain maximum limitations upon the annual benefits payable under all qualified plans of an employer to any one individual. As permitted by the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, our supplemental benefit retirement plan is a non-qualified, unfunded plan designed to provide for the payment by us of the difference, if any, between the amount of such maximum limitations and the annual benefit that would be payable under the pension plan, but for such limitations. Both plans were frozen to additional benefit accrual effective February 29, 2004.

The qualified and supplemental plans provide pension benefits based on the same pension formula. The plans are final pay plans that establish a pension benefit based on a formula of length of service and the average earnings in the 60 consecutive months that result in the highest monthly earnings during the last 10 years of employment. The monthly pension amount is the product of the following formula: Length of service in years times 1.25% of the participant’s earnings, including salary and bonus, up to the level of covered earnings and 1.5% of the participant’s earnings in excess of covered earnings. For 2004, the year the pension plan was frozen, the level of covered earnings was $46,284.

The estimated annual retirement benefits payable under the qualified plan and our supplemental benefit retirement plan are payable as an annuity for life upon the attainment of age 62 with 10 years of vesting service. All named executive officers in the above table are eligible to collect pension benefits from the qualified and supplemental plan (as applicable) upon their attaining age 62 should they decide to retire at that time. No benefit payments have been made to Ronald E. Ciora upon or after his reaching the age of 62, as a result of his continuous employment with the Company. Under ERISA guidelines, the benefits which would be available to a plan participant upon reaching the age of 62 are not allowed to be paid until termination of employment with the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table set forth below sets forth the compensation of our named executive officers in the event of a termination of employment without cause or a change of control of Pioneer. None of the named executive officers receive additional compensation if they are terminated for cause or upon their death or disability, except as described in Footnote 2 below with respect to Mr. McGovern.

	Termination
	by Pioneer
	Without	Change
Name	Cause	in Control

Michael Y. McGovern(1)
Base Salary/Severance	$1,200,000	$1,200,000
Long-Term Incentive Program	See Footnote (1)	See Footnote (1)
Profit Sharing Plan & Management Incentive Plan	See Footnote (2)	See Footnote (2)
Medical, Dental and Life Insurance Benefits	See Footnote (1)	See Footnote (1)
Gary L. Pittman(2)
Base Salary/Severance	286,000	—
Medical, Dental and Life Insurance Benefits	5,867	—
David A. Scholes(3)
Base Salary/Severance	286,000	—
Medical, Dental and Life Insurance Benefits	11,687	—
Ronald E. Ciora(2)
Base Salary/Severance	260,000	—
Medical, Dental and Life Insurance Benefits	11,687	—
Jerry B. Bradley(2)
Base Salary/Severance	210,000	—
Medical, Dental and Life Insurance Benefits	16,292	—
Charles W. Whitlock(3)(4)
Base Salary/Severance	235,000	—
Medical, Dental and Life Insurance Benefits	11,442	—
Kent R. Stephenson(3)(5)
Base Salary/Severance	286,416	—
Medical, Dental and Life Insurance Benefits	16,208	—

(1)	Michael Y. McGovern entered in to a new employment agreement dated as of May 2, 2006 with the Company, which provides for a three-year term. Mr. McGovern’s employment agreement provides that if the Company terminates Mr. McGovern for any reason other than cause (as defined), or his employment is constructively terminated, or if his employment is terminated for any reason after a change in control (as defined) of the Company, any long term incentive awards would immediately vest, and he would receive (i) a lump sum payment equal to two times his base salary, (ii) a prorated portion of his annual performance bonus (currently the Management Incentive Plan, at 60% of his base salary) and the profit sharing plan payment (10% of his base salary) for the year in which the termination occurs and (iii) any unpaid performance bonus (currently the Management Incentive Plan, at 60% of his base salary) or profit sharing plan payment (10% of his base salary) for the prior fiscal year. In addition, if the Company terminates Mr. McGovern for any reason other than cause, or his employment is constructively terminated, he and his dependents will be entitled to health and life insurance coverage until Mr. McGovern qualifies for Medicare, provided that he pay the annual premium charged by the Company for coverage under its health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

(2)	Mr. McGovern’s employment agreement provides that if his employment is terminated for any reason other than cause or a voluntary termination, he is entitled to receive, for the year in which the termination occurs, a prorated portion of his annual performance bonus (currently the Management Incentive Plan, at 60% of his base salary) and the profit sharing plan payment (10% of his base salary). Mr. McGovern would be entitled to receive these payments for a termination upon death or disability, in addition to a termination without cause, upon constructive termination, or for any reason after a change in control.

(3)	The named executive officers, other than Mr. McGovern, are eligible to receive severance benefits under the Company’s Discretionary Severance Benefit Plan. If any of them are terminated without cause, as defined, they are eligible to receive one year of base salary. In addition, for the one-year period after termination, the Company will pay (i) the difference between the COBRA rates for medical and dental coverage and the current premium paid by the executive, and (ii) the cost of continued coverage under the Company’s basic and supplemental life insurance policies.

(4)	Mr. Whitlock was terminated without cause in September 2006, and received one year of his base salary, or $235,000, payable over the year following his termination. In addition, the Company will pay the other benefits described in Footnote 3 above, with respect to medical, dental and life insurance benefits.

(5)	Mr. Stephenson resigned effective January 31, 2006, and received one year of his base salary, or $190,944, payable over the year following his termination. Mr. Stephenson also provided consulting services during the six months after his resignation, for which he was paid $95,472. In addition, the Company will pay the other benefits described in Footnote 3 above, with respect to medical, dental and life insurance benefits.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2006

The following table shows the compensation paid to each of our non-employee directors during 2006. Our director compensation program is described in the narrative following the table.

	Fees Earned			Non-Equity
	or Paid in	Stock Award	Option	Incentive Plan	All Other
Name	Cash(1)	(2)(3)(4)	Awards(2)	Compensation	Compensation	Total

Robert E. Allen	$81,141	$60,000	$145,826	$—	$—	$286,967
Marvin E. Lesser	91,500	60,000	69,892	—	—	221,392
Charles L. Mears	81,000	60,000	69,892	—	—	210,892
Richard L. Urbanowski	89,500	60,000	114,863	—	—	264,363

(1)	Each of the directors was paid an annual retainer, which increased from $35,000 to $46,000 in the third quarter of 2006, as well as a per-meeting fee of $1,500 for each Board of Directors meeting and committee meeting they attended. Additionally, Mr. Lesser was paid an additional annual retainer of $15,000 for his services as Chairman of the Audit Committee, and Mr. Urbanowski and Mr. Allen were paid an additional annual retainer of $10,000 for their services as the Chairman of the Governance and Compensation Committee and of the Strategy Committee, respectively.

(2)	Option awards reflect the compensation expense recognized in our financial statements for the year ended December 31, 2006 related to the applicable stock option awards, as required by Statement of Financial Accounting Standards 123R, Share-Based Payments. This compensation reflects the portion of applicable option awards earned in 2006 and is calculated using a Black-Scholes fair value option pricing model on the date of grant.

Compensation related to option awards for each director for 2006 was comprised of the following:

(i)	Compensation of $145,826 for Mr. Allen reflects the grant date fair value of 10,000 stock options granted on January 24, 2006, which fully vested on May 1, 2006. The grant-date fair value was $14.58 per share.

(ii)	Compensation of $69,892 for Mr. Lesser reflects the grant date fair value of 5,000 stock options granted on December 31, 2005, which fully vested on May 1, 2006. The grant-date fair value was $13.98 per share.

(iii)	Compensation of $69,892 for Mr. Mears reflects the grant date fair value of 5,000 stock options granted on December 31, 2005, which fully vested on May 1, 2006. The grant-date fair value was $13.98 per share.

(iv)	Compensation of $114,863 for Mr. Urbanowski reflects the grant date fair value of two stock option grants, including a 2006 earned portion of a grant of 10,000 stock options on May 12, 2005, which fully vested on May 1, 2006 and a grant of 5,000 stock options on December 31, 2005, which fully vested on May 1, 2006. The grant-date fair value for the December 31, 2005 and May 12, 2005 stock option grants was $13.98 per share and $15.62 per share, respectively.

(3)	Each of the directors received a grant of 2,048 shares of common stock on December 15, 2006, which reflected a grant-date fair value of $29.29 per share. Fractional shares were payable in cash.

(4)	As of December 31, 2006, (i) the aggregate number of stock awards outstanding for each of the directors was 2,048 shares of common stock, and (ii) the aggregate number of option awards outstanding for each of the directors were as follows: Mr. Allen (10,000 options), Mr. Lesser (29,000 options), Mr. Mears (10,000 options) and Mr. Urbanowski (15,000 options). Both the stock awards and the option awards were fully exercisable as of December 31, 2006.

In 2006, the Compensation Committee conducted a review of non-employee director compensation. In determining the appropriate amount of compensation for non-employee directors, the Compensation Committee reviewed a director compensation analysis from its outside compensation consultant, Mercer, and the 2006 Director Compensation Report published by the National Association for Corporate Directors. In May 2006, the Board changed the compensation program for non-employee directors as described below.

Effective July 1, 2006, the annual retainer for non-employee directors, which is payable in cash, was increased from $35,000 to $46,000. The existing additional retainers remained the same for the Chairman of the Audit Committee ($15,000) and for the Chairman of the Governance and Compensation Committee, the Strategy Committee and any other permanent committee that may be established by the Board ($10,000). Also, the Board maintained the existing per-meeting fees of $1,500 for attendance at meetings of the Board or any Board committee. A non-employee director that provides additional services on behalf of the Board or any committee thereof is paid a fee of $1,500 for each day that such services are provided; provided that, services performed on behalf of the Board must be approved by a majority of the remaining directors and services performed on behalf of a committee must be approved by the committee chairman and the Chairman of the Board. We also reimburse non-employee directors for any out-of-pocket expenses they incur in connection with attending meetings and other Board-related activities.

Also effective July 1, 2006, the Board terminated the initial grant to a non-employee director of 10,000 stock options upon commencement of service as a director, and an annual grant on December 31 of each year of 5,000 stock options. Instead, each non-employee director will receive a stock grant on December 15 of each year, starting in 2006, equal to $60,000 divided by the price of our common stock on December 15 of the applicable year (or the next business day if December 15 is not a business day). Directors who only serve a portion of a year will receive a pro-rated amount of this stock grant. Since the annual stock grants are made for prior service, there is no vesting requirement. For 2007 and subsequent years, the non-employee directors may elect to defer receipt of their yearly stock grant, and receive instead restricted stock units pursuant to which the issuance of the shares of common stock for any year for which the election is made will be deferred until such director terminates service as a member of the Board.

In May 2006, the Board adopted a policy that each non-employee director is expected to own at least 2,000 shares of common stock of the Company, which can be achieved within two years.

PROPOSAL 2:

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as Pioneer’s independent registered public accounting firm during the year ended December 31, 2006, and the firm has served as Pioneer’s independent accountants since 1987. The Audit Committee has re-appointed Deloitte & Touche LLP as Pioneer’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2007, subject to stockholder ratification. If the appointment of Deloitte & Touche LLP is not ratified at the Annual Meeting, the Audit Committee will reconsider its action and will appoint auditors for 2007 without further stockholder action. Further, even if the appointment of Pioneer’s independent registered public accounting firm is ratified by stockholder action, the Audit Committee may at any time in the future in its discretion reconsider the appointment of Pioneer’s independent registered public accounting firm without submitting the matter to a vote of stockholders.

Independent Registered Public Accounting Firm Fees

The following is a summary of the fees that we were billed by Deloitte & Touche LLP and its affiliates for professional services rendered for the years ending December 31, 2006 and 2005:

Fee Category	2006	2005

Audit Fees	$1,182,025	$1,492,489
Audit-Related Fees	75,050	41,800
Tax Fees	360,250	251,669
All Other Fees	370,138	88,091

Total Fees	$1,987,463	$1,874,049

Audit Fees — Consists of the fees billed for professional services rendered for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports and the audit of management’s assessment of the effectiveness of internal control over financial reporting.

Audit-Related Fees — Consists of the fees billed for assurance and related services for the audits of our defined benefits and contribution plans that are not reported in Audit Fees above.

Tax Fees — Consists of the fees billed for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees — Consists of the aggregate fees billed for all other services. In 2006, we engaged Deloitte Consulting LLP to assist management in developing a strategic business plan. In 2005, we engaged Deloitte & Touche LLP to assist us with our compliance efforts under Section 404 of the Sarbanes-Oxley Act.

Policy on Audit Committee Pre-Approval of Audit Services

The Audit Committee is responsible for approving every engagement of Deloitte & Touche LLP to perform audit or non-audit services on behalf of Pioneer or any of its subsidiaries before Deloitte & Touche LLP is engaged to provide those services. The Audit Committee considered the non-audit services that Deloitte & Touche LLP provided to Pioneer and whether they impaired the independence of Deloitte & Touche LLP, and concluded that they did not. The Audit Committee Charter provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent registered public accounting firm, subject to the requirements of applicable law. In accordance with such law, the Audit Committee has delegated the authority to grant such pre-approvals to the Audit Committee chair, up to $75,000, which approvals are then reviewed by the full Audit Committee at its next regular meeting. Typically, however, the Audit Committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm include the Audit Committee’s review of a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval would be required to exceed the budgeted amount for a particular category of the services or to engage the Company’s independent registered public accounting firm for any services not included in the budget. The Audit Committee periodically monitors the services rendered by and actual fees paid to the Company’s independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. All of the services reported in “Independent Registered Public Accounting Firm’s Fees” above were pre-approved by the Audit Committee or the Chairman of the Audit Committee.

It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Each properly submitted proxy card will be so voted unless the stockholder submitting such proxy card specifies otherwise.

OTHER MATTERS

Stockholder Proposals

It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 17, 2007, will be held on or about May 15, 2008. All stockholder proposals relating to a proper subject for action at the 2008 Annual Meeting to be included in our Proxy Statement and form of proxy relating to that meeting must be received by us for our consideration at our principal executive offices no later than December 21, 2007, in accordance with the provisions of Rule 14a-8 under the Securities Exchange Act of 1934; provided that, if the date of the 2008 Annual Meeting is changed by more than 30 days from May 15, 2008, then notice must be received a reasonable time before we mail our proxy materials for the 2008 Annual Meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. In addition, the proxy solicited by our Board for the 2008 Annual Meeting of stockholders will confer discretionary authority to vote on any stockholder proposal raised at that meeting that is not described in the Proxy Statement for that meeting unless we receive notice of the proposal on or before March 4, 2008, and the stockholder submitting the proposal otherwise follows the procedures specified in Rule 14a-4(c); provided that, if the date of the 2008 Annual Meeting of Stockholders is changed by more than 30 days from May 15, 2008, then notice must be received a reasonable time before we mail our proxy materials for the 2008 Annual Meeting.

Householding Matters

The SEC permits a single set of annual reports and Proxy Statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and Proxy Statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate 2006 Annual Report or Proxy Statement in the future, that stockholder should contact his or her broker or send a request to the Pioneer’s corporate secretary at our principal executive offices, 700 Louisiana Street, Suite 4300, Houston, Texas 77002, telephone number (713) 570-3200. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2006 Annual Report and this Proxy Statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. Similarly, a beneficial stockholder sharing an address who is receiving multiple copies of annual reports or Proxy Statements may request delivery of a single copy of such reports by contacting his or her broker or delivering a request to Pioneer’s corporate secretary as provided above. The Annual Report is not a part of the proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Pioneer’s directors and certain officers, and persons who own more than ten percent of Pioneer’s common stock, to file reports of ownership and changes in ownership with the SEC. Based solely on review of copies of such reports received or written representations from certain reporting persons, Pioneer believes that during 2006 all filing requirements applicable to our directors and officers were satisfied.

As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

By order of the Board of Directors,

MICHAEL Y. MCGOVERN
Chairman of the Board, President and
Chief Executive Officer

April 19, 2007

PIONEER COMPANIES, INC.
Proxy Solicited on Behalf of the Board of Directors
for the May 17, 2007 Annual Meeting
The undersigned hereby constitutes and appoints Michael Y. McGovern and Gary L. Pittman, and each of them, as the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Pioneer Companies, Inc. (the “Company”) to be held at the offices of Lionel, Sawyer & Collins, 1700 Bank America Plaza, 300 S. Fourth Street, Las Vegas, Nevada, on Thursday, May 17, 2007, at 9:00 a.m. local time, and any adjournments thereof, on all matters coming before said meeting.
Directors recommend a vote “FOR” Proposal 1, election of all director nominees, and “FOR” Proposal 2, ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the current year.

1.	Election of six directors for a term expiring in 2008.
FOR the nominees listed below ___
	Michael Y. McGovern	Robert E. Allen
	Marvin E. Lesser	Charles L. Mears
	David A. Scholes	Richard L. Urbanowski

FOR, except vote withheld from the following nominee(s)

Withhold authority to vote for all nominees ___

2.	Proposal to ratify the Board of Directors’ selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the current year.
FOR ___ AGAINST ___ ABSTAIN ___
     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy cannot vote your shares unless you sign and return this card in the enclosed postage paid envelope.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” Proposal 1, election of all director nominees and “FOR” Proposal 2, ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company.
..

Date:

(Signature)

(Signature if held jointly)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signor hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. THANK YOU.